                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------





                               PURCHASE AGREEMENT






                                      AMONG






                               COMPEX ITALIA S.R.L







                                 (THE PURCHASER)






                                       AND






                                 RAFFAELE FASOLI

                                       AND

                              RICCARDO CASTELNUOVO

                  (COLLECTIVELY THE SELLERS AND EACH A SELLER)






                            DATED AS OF JULY 3, 2003




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS



ARTICLE I - DEFINITIONS.......................................................................................5


ARTICLE II - PURCHASE AND SALE OF SHARES......................................................................8

Section 2.01                Purchase and Sale.................................................................8
Section 2.02                Cash Payment; Escrow; Transfer of Quotas..........................................8
                  (a)       Cash Payment at Closing...........................................................8
                  (b)       Escrow............................................................................8
                  (c)       Transfer of Quotas................................................................8
Section 2.03                Verification of the assumptions of the Cash Payment...............................9
Section 2.04                Adjustment Procedure.............................................................10

ARTICLE III - CLOSING       .................................................................................11

Section 3.01                Place and Date...................................................................11
Section 3.02                Closing Documents and Deliveries.................................................11
                  (a)       Documents to be Delivered by the Sellers.........................................11
                  (b)       Documents to be delivered by the Purchaser.......................................11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES..................................................................12

Section 4.01                Representations and Warranties of the Purchaser..................................12
                  (a)       Organization of the Purchaser....................................................12
                  (b)       Authority........................................................................12
                  (c)       No Violations....................................................................12
Section 4.02                Representations and Warranties of the Sellers....................................12
                  (a)       Ownership of the Quotas..........................................................13
                  (b)       Organization of the Company/ No Subsidiaries.....................................13
                  (c)       Authority, No Conflict...........................................................13
                  (d)       Capitalization...................................................................13
                  (e)       Capital Paid-up..................................................................14
                  (f)       No Rights of Third Party Over Quotas.............................................14
                  (g)       Financial Statements.............................................................14
                  (h)       No Undisclosed Liabilities.......................................................14
                  (i)       Accounts Receivable; Trade Accounts Payable and Other Accounts Payable...........14
                  (j)       Capital Improvements.............................................................15
                  (k)       Inventory........................................................................15
                  (l)       Absence of Change................................................................15
                  (m)       Insolvency.......................................................................16
                  (n)       Taxes............................................................................16
                  (o)       Environment......................................................................17
                  (p)       Real Property....................................................................18

                  (q)       Condition of Personal Property and Assets........................................18
                  (r)       Intellectual Property Rights.....................................................19
                  (s)       Contracts........................................................................19
                  (t)       Customers........................................................................20
                  (u)       Suppliers........................................................................20
                  (v)       Litigation.......................................................................21
                  (w)       Compliance with Laws.............................................................21
                  (x)       Insurance........................................................................21
                  (y)       Employees........................................................................22
                  (z)       Professional and Social Welfare..................................................22
                  (aa)      No Collective Bargaining.........................................................23
                  (bb)      Agents and Consultants...........................................................23
                  (cc)      Accuracy of Information..........................................................23
                  (dd)      Termination of Agreements between the Company and the Sellers....................24
                  (ee)      Absence of Questionable Payments.................................................24
                  (ff)      Brokerage........................................................................24

ARTICLE V - COVENANTS........................................................................................25

Section 5.01                Covenant Not to Compete and Not to Solicit.......................................25
Section 5.02                Waivers; Payment of Indebtedness.................................................26

ARTICLE VI - INDEMNIFICATIONS................................................................................26

Section 6.01                Indemnification by the Sellers...................................................26
Section 6.02                Indemnification by the Purchaser.................................................27
Section 6.03                Deductions from Payments.........................................................27
Section 6.04                Limitation in Time...............................................................28
Section 6.05                Limitations on Amount............................................................28
                  (a)       Sellers..........................................................................28
                  (b)       Purchaser........................................................................29
                  (c)       Third Party Claims...............................................................29
Section 6.06                Adjustment of Indemnity Payment -- Accounts Receivable...........................30
Section 6.07                Effect of Knowledge on Representations and Warranties............................30
Section 6.08                Exclusive Remedy.................................................................30

ARTICLE VII - MISCELLANEOUS..................................................................................30

Section 7.01                Sellers' Joint and Several Liability and Rights..................................30
Section 7.02                Notices..........................................................................31
                  (a)       if to the Sellers, to:...........................................................31
                  (b)       if to the Purchaser, to:.........................................................31
Section 7.03                Entire Agreement.................................................................32
Section 7.04                Severability of Provisions.......................................................32
Section 7.05                Binding Effect, Benefit..........................................................32
Section 7.06                Assignability....................................................................32

Section 7.07                Amendment and Modification; Waiver...............................................33
Section 7.08                Announcements....................................................................33
                  (a)       Employees........................................................................33
                  (b)       Press Release and Public Announcements...........................................33
Section 7.09                Confidentiality..................................................................34
Section 7.10                Adviser's Fees; Expenses.........................................................34
Section 7.11                Applicable Law...................................................................34
Section 7.12                Arbitration......................................................................34

                               PURCHASE AGREEMENT




THIS PURCHASE AGREEMENT, dated as of July 3, 2003 (the Agreement), is among Compex Italia S.r.l, Via Cornaggia 10, 20123 Milano, Italy, (the Purchaser), and Raffaele Fasoli and Riccardo Castelnuovo (collectively the "Sellers" and each a Seller).


                                   WITNESSETH


WHEREAS Raffaele Fasoli owns 30'420 Quotas of EUR 1.-- each in Filsport Assistance Srl;


WHEREAS Riccardo Castelnuovo owns 3'380 Quotas of EUR 1.-- each in Filsport Assistance Srl;



WHEREAS Raffaele Fasoli and Riccardo Castelnuovo jointly own 100% of the outstanding and fully paid capital of Filsport Assistance Srl, which amounts to EUR 33'800.--.




NOW THEREFORE, the Parties hereto agree as follows:



                            ARTICLE I - DEFINITIONS


"Accounts" shall mean the audited financial statements (consisting of the income statement, the balance sheet and notes to the financial statements) and the annual report of the Company for the business years 2000, 2001 and 2002.

"Accounts Receivable" shall mean any and all accounts receivable, trade receivables, notes receivable and other receivables arising in connection with the Business.

"Agreement" shall have the meaning set forth in the Preamble.

"Arbitral Tribunal" shall have the meaning set forth in Section 7.12.

"Audited December 2002 Balance Sheet" shall mean the audited balance sheet of the Company as of December 31, 2002.

"Best Knowledge" shall mean that level and extent of knowledge which, reasonably is, or should be, held after having made due and careful inquiries.

"Business" shall mean the business carried on by the Company as of the date of this Agreement, i.e. the activity of development, marketing, sale, distribution, service, repair and rental distribution of electro-stimulation and ultrasound products.

"Business Day" shall mean any day other than Saturday or Sunday on which banks are open for business in Milan, Italy and Geneva, Switzerland.

"Cash Payment" shall be Euros 3'885'000.--(three million eight hundred eighty five thousand Euros).

"Closing" shall have the meaning set forth in Section 3.01.

"Closing Date" shall have the meaning set forth in Section 3.01.

"Company" shall mean Filsport Assistance Srl.

"Damages" shall have the meaning set forth in Section 6.01

"Earn-Out Amount" shall mean EUR 950'000.--

"EBIT Threshold" shall mean EUR 1'900'000.--.

"Environmental Law" shall mean any and all applicable laws or regulations regarding the protection of the environment (land, air, water or any combination thereof) and of nature or human health and safety.

"Escrow Account" shall mean a special account of Me Yves de Coulon, BCCC-Bianchi, Carnice, Christin & de Coulon, Attorneys-at-law, 11, Rue de Beaumont, 1211 Geneva 17.

"Escrow Agreement" shall mean the agreement of even date herewith, pursuant to which the Escrow Amount shall be deposited in the Escrow Account.

"Escrow Amount" shall mean an amount of Euros 385'000.--(three hundred eighty five thousand Euros) held in the Escrow Account until the determination of the Stockholders' Equity in accordance with Section 2.03 hereof.

"Escrow Payment" shall mean the Escrow Amount paid to the Seller.

"Expert" shall mean the accounting firm of Deloitte and Touche.

"Final EBIT" shall mean the EBIT calculated for the period from the Closing Date until the first anniversary of Closing.

"Financial Reports" shall mean the unaudited management accounts of the Company, as of May 31, 2003, including the income statement, balance sheet and cash flow prepared by the management of the Company for internal purposes only.

"Historical EBIT" shall mean the historical calculation of the EBIT for the year ended December 31, 2002 as set forth in Exhibit 2.04.

"Historical Stockholder's Equity" shall mean the historical calculation of the Stockholder's Equity for the year ended December 31, 2002, as set forth in
Exhibit 2.03.

"Indebtedness for Borrowed Money" shall mean all obligations for borrowed money which should, in accordance with Italian GAAP, be classified upon the Company's balance sheet as liabilities.

"Indemnification Notice" shall have the meaning set forth in Section 6.05 (c).

"Indemnification Party" shall have the meaning set forth in Section 6.05 (c).

"Indemnification Period" shall have the meaning set forth in Section 6.04(i).

"Indemnifying Party" shall have the meaning set forth in Section 6.05 (c).

"Intellectual Property Rights" shall mean all patents and patent applications, all trademarks and trademark applications (including but not limited to the Registered Trademark as defined in Section 4.02(r)), all copyrights, all registrations and applications and renewals for any of the foregoing, all trade names, trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans, agents' list, customer and supplier lists and related information, marketing and promotional materials and all other information and intellectual property rights and all tangible embodiments thereof.

"Italian GAAP" shall have the meaning set forth in Section 4.02(g).

"Leased Real Property" shall have the meaning set forth in Section 4.02(p).

"Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of the determination of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company, taken as a whole.

"Other Accounts Payable" shall mean all the accounts payable other than the Trade Accounts Payable.

"Parties" shall mean each of the Sellers and the Purchaser.

"Proposed Final EBIT" shall mean the EBIT submitted by Purchaser to Sellers as set forth in Section 2.04 of this Agreement.

"Purchase Price" shall mean the amount of Euros 4'270'000.- (four million two hundred seventy thousand Euros), plus the Earn-Out Amount, if any. The Purchase Price consists of the following: (i) the Cash Payment, (ii) the Escrow Payment made under the Escrow Agreement, if any, and (iii) the Earn-Out Amount, if any. Such Purchase Price has been agreed on the assumption that at the Closing Date Stockholders' Equity is not less than Euros 970'000.-(nine hundred seventy thousand Euros).

"Purchaser" shall have the meaning set forth in the Preamble.

"Quotas" shall mean the contributions to the entire capital of the Company made by the Sellers.

"Riccardo Castelnuovo Consultant Agreement" shall mean the agreement entered into by Ricardo Castelnuovo and the Company as set forth in Exhibit 3.02 (iii).

"Sellers" shall have the meaning set forth in the Preamble.

"Sellers' Objection" shall mean the notification by Sellers to Purchaser of their objections relating to the correctness of the Proposed Final EBIT.

"Significant Agreements" shall have the meaning set forth in Section 4.02(s).

"Social Security Contributions" shall mean the mandatory contributions to the old-age pension insurance scheme, pension fund scheme, invalidity insurance, loss of salary insurance and unemployment insurance, or any equivalent or similar contributions and any other social security contributions (including accident and health insurance contributions as the case may be) applicable in the jurisdictions in which the Company does business, together with any interest or any penalty imposed by any social security authority with respect thereto.

"Stockholders' Equity" shall mean the sum of the capital (quotas), the legal reserves and the accrued and retained earnings in accordance with Italian GAAP consistently applied.

"Taxes" shall mean all income, profits, capital gains, capital, stamp, anticipatory, gross receipts, sales, value added, use, real property transfer taxes and other taxes (whether payable directly or by withholding), assessed by Italian or foreign authorities, together with any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

"Threshold" shall have the meaning set forth in Section 6.05.

"Trade Accounts Payable" shall mean any and all trade accounts payable arising in connection with the Business.


                    ARTICLE II - PURCHASE AND SALE OF SHARES

SECTION 2.01 PURCHASE AND SALE

     Subject to all the terms and conditions of this Agreement, the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers good and valid title to the Quotas free from encumbrances, mortgages, charges, liens, security interests and other rights of any third party, for the Purchase Price payable pursuant to this Agreement.

SECTION 2.02 CASH PAYMENT; ESCROW; TRANSFER OF QUOTAS

     (a) CASH PAYMENT AT CLOSING

     At Closing, the Purchaser shall pay by wire transfer of immediately available funds to the bank accounts previously communicated by Sellers to Purchaser, an amount equal to the Cash Payment to be splitted as was determined and agreed upon by Sellers.

     (b) ESCROW

     At Closing, the Purchaser shall pay in accordance with the provisions of the Escrow Agreement the Escrow Amount into the Escrow Account.

     (c) TRANSFER OF QUOTAS

     At Closing, each Seller shall transfer to the Purchaser all Quotas entered into the register of Quotas owned by such Seller, being understood that if all the Quotas representing 100% of the capital of the Company are not transferred/assigned to the Purchaser at Closing, the Purchaser shall have no obligation to pay or transfer any part of the Cash Payment.

SECTION 2.03 VERIFICATION OF THE ASSUMPTIONS OF THE PURCHASE PRICE

     Promptly following Closing but not later than 90 (ninety) Business Days thereafter, Purchaser shall verify that the assumption of the Purchase Price provided for in Article I -- Definitions (i.e. that at the Closing Date the Stockholders' Equity is no less than Euros 970'000 (nine hundred seventy thousand Euros) is true and correct.


     For the sake of clarity, Exhibit 2.03 sets forth the Historical Stockholders' Equity. The Parties shall use the same form to calculate the Stockholders' Equity for purposes of verifying the assumption of the Purchase Price provided for above.


     In the event Purchaser finds that the above assumption is incorrect, it shall notify it in writing to Sellers (including his estimate of the Stockholder's Equity, the "Estimate") and, if in the 15 (fifteen) Business Days following such Purchaser notice, Sellers and Purchaser do not find an agreement on the correctness of such assumption, the matter may be submitted by either Party to the Expert.


     The Expert shall determine the Stockholders' Equity in accordance with Italian GAAP, consistently applied and will include a provision for uncollectible receivables amounting to Euros 130'000 (one hundred thirty thousand Euros). The Expert shall have to render its determination on the correctness of the assumption of the Cash Payment within 15 (fifteen) Business Days of receipt of the notice of its appointment or such other period as the Expert reasonably determines. The determinations of the Expert shall be final and binding for the Parties.


     The Party who submits the matter to the Expert shall advance the Expert's fees, if necessary. If the Expert determines that the Stockholders' Equity:

     (i) is equal or inferior to the Estimate, the Expert's fees shall be borne by Sellers.

     (ii) is equal to or higher than Euros 970'000, the Expert's fees shall be borne by Purchaser.

     (iii) is between the amount the Purchaser valued the Estimate and Euros 970'000, the Expert's fee shall be borne by both Parties pro rata.


     Should the assumption prove to be incorrect (after agreement of the Parties or after determination of the Expert) the Euro for Euro amount equal to the deficiency shall be released from the Escrow Account in favour of the Purchaser, and the remainder, if any, to the Sellers in accordance with the terms of the Escrow Agreement. If the amount of the deficiency is greater than the Escrow Amount, then the Sellers shall pay the difference between the Escrow Amount and the total amount of the deficiency to the Purchaser within 10 (ten) Business Days.

SECTION 2.04 EARN-OUT AMOUNT

     Purchaser shall pay the Earn-Out Amount within 10 (ten) Business Days following the final determination of the EBIT Threshold by wire transfer of immediately available funds pursuant to the procedure set forth in Section 2.05; provided that the Final EBIT for the period from the Closing Date until the first anniversary of Closing exceeds the EBIT Threshold.

     For the sake of clarity, Exhibit 2.04 sets forth the Historical EBIT. The Parties shall use the same form to calculate the Final EBIT for purposes of determination of whether the Earn-Out Amount shall be due.


     For the purposes of the Final EBIT, and therefore for a period from the Closing Date until the first anniversary of Closing, Purchaser or any affiliated company undertake: (i) not to increase the pricing of the products sold by Purchaser or any affiliated company to the Company, and (ii) not to assign any holding costs or similar corporate costs. If for business reasons, Purchaser or any affiliated company determine to increase the pricing of the products to be sold to the Company and/or to assign any such holding costs, Purchaser will consult with Sellers and will carefully document those changes in order to duly take into account the effects on the Final EBIT as the case may be. It is further agreed that new products lines sold by the Company, which were not previously sold by the Company and are not Compex products shall be excluded for the purpose of calculation of the Final EBIT.

SECTION 2.05 ADJUSTMENT PROCEDURE

     Promptly following the first anniversary of the Closing Date, but in no event later than 90 (ninety) Business Days following such anniversary, Purchaser shall (a) calculate the Proposed Final EBIT in accordance with Italian GAAP, on the basis of Exhibit 2.04, consistently applied with the practices used in the preparation Historical EBIT, (b) submit to Sellers, the Proposed Final EBIT and
(c) allow access to such documents, records and back-up materials pertaining or relating to the Proposed Final EBIT, including, without limitation, the financial statements and the management accounts of the Company as well as the respective audit reports as Sellers shall reasonably request.

     In the event Sellers dispute the correctness of the Proposed Final EBIT, Sellers shall notify Purchaser of their objections within 20 (twenty) Business Days after receipt of Purchaser's calculation of the Proposed Final EBIT and shall set forth in writing and in reasonable detail, the reasons for Sellers' Objection. If Sellers fail to deliver such notice of Sellers' Objection within such time, Sellers shall be deemed to have accepted the Proposed Final EBIT, which shall then be binding for the Parties and shall constitute the final and binding Final EBIT for purpose of determining whether the Earn Out Amount shall be due.

     Sellers and Purchaser shall endeavor in good faith to resolve Sellers' Objection within 15 (fifteen) Business Days after Purchaser's receipt of Sellers' notice of Sellers' Objection. If they are unable to do so, each of the Parties shall be entitled to retain the Expert as expert arbitrator to independently determine the Final EBIT, in accordance with this Section and
Exhibit 2.04 by notifying the other Party of such retention and by providing to the Expert such documents, records and back-up materials pertaining or relating to the Proposed Final EBIT.

     The Expert shall within 20 (twenty) Business Days of receipt of the notice of its appointment or such other period as the Expert reasonably determines deliver the determination of the Final EBIT to the Parties for purposes of determination of whether the Earn-Out Amount is due.

     The Expert shall determine the procedure in accordance with the principles of due process of law. In the event that the Proposed Final EBIT was less than the EBIT Threshold and the Expert determines that the Final EBIT is more than the EBIT Threshold, the costs and expenses of the Expert shall be borne by the Purchaser. In the event that either (i) the Proposed Final EBIT was greater than the EBIT Threshold or (ii) the Proposed Final EBIT was less than the EBIT Threshold and the Final EBIT as determined by the Expert is less than the EBIT Threshold, the costs and expenses of the Expert shall be borne by the Sellers.

     Should neither Party retain the Expert within 30 (thirty) Business Days after Purchaser's receipt of Sellers' notice of Sellers' Objection, the Proposed Final EBIT shall be the binding and Final EBIT for purposes of determining whether the Earn-Out Amount is due.


                             ARTICLE III - CLOSING

SECTION 3.01 PLACE AND DATE


     Subject to the fulfilment of each of the terms and conditions hereof, the closing of the sale and purchase of the Quotas (the "Closing") shall take place at the Milan offices of Dott. Luigi Cecala, Notary in Milan simultaneously with the execution of this Agreement, the date on which Closing occurs being the Closing Date.

SECTION 3.02 CLOSING DOCUMENTS AND DELIVERIES

     (a) DOCUMENTS TO BE DELIVERED BY THE SELLERS

          Upon Closing, the Sellers shall deliver to the Purchaser:

          (i)  The register of Quotas;

          (ii) letters of resignation of members of the managers of the Company, each containing a statement of the resigning director that he has been fully compensated for his services rendered to the Company, that he has no claim of whatever nature against the Company as the case may be, except for the TFM that has been accrued for until June 30, 2003. It is agreed that to the extent that TFM has been accrued for through June 30, 2003, the entire TFM through June 30, 2003 will be paid to the resigning director promptly upon receipt of the insurance proceeds from the insurance company covering the TFM funds covering the period until December 31, 2002.

          (iii) The duly executed Castelnuovo Consultant Agreement set forth in
               Exhibit 3.02 (iii).

          (iv) The TFM insurance certificate stating that such managers termination leaving funds have been paid until December 31, 2002.

     (b) DOCUMENTS TO BE DELIVERED BY THE PURCHASER

               Upon Closing, the Purchaser shall deliver to the Sellers:

          (i)  Evidence of payment of the Cash Payment;

          (ii) Release letters to the resigning directors of the Company in the form attached hereto as Exhibit 3.02 (b) (ii).

     (c) CORPORATE ACTIONS


          Before Closing, Sellers shall procure that a shareholders' meeting of the Company is validly held to appoint a sole director of the Company previously designated by Purchaser and communicated to Sellers.


                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Each party hereby makes the representations and warranties contained in this
Article IV to the other Party, each of which is true and correct as of the date hereof. For the sake of clarity, it is understood that the Sellers give the representations and warranties set forth in this Article IV as if they were given by one person only.

SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


          The Purchaser represents and warrants to the Sellers as follows:

     (a) ORGANIZATION OF THE PURCHASER

          The Purchaser is duly organized and validly existing under the laws of Italy.

     (b) AUTHORITY

          This Agreement has been duly authorized and validly executed and delivered by the Purchaser and is valid and enforceable against the Purchaser in accordance with its terms; the Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     (c) NO VIOLATIONS

          The execution and delivery of this Agreement by the Purchaser does not violate the Purchaser's articles of association or internal regulations, any agreement to which it is a signatory or any governmental law, regulation, order or judgement to which it is subject.

SECTION 4.02 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers jointly and severally makes the following representations and warranties to the Purchaser:

     (a) OWNERSHIP OF THE QUOTAS

     Sellers have, and at Closing the Purchaser shall receive, good and valid title to the Quotas. The Quotas are or will be on the Closing Date free and clear of all encumbrances, mortgages, charges, liens, security interests or any other rights of any third party.

     (b) ORGANIZATION OF THE COMPANY/ NO SUBSIDIARIES.

     The Company is duly organized and validly existing under the laws of Italy, has the corporate powers to own and operate its assets and to carry on its Business as now being conducted. The articles of association and the by-laws of the Company which are attached hereto as Exhibit 4.02(b) are true, correct, complete, up-to-date and in compliance with applicable law. The Company does not own any securities of, or any quotas or other equity interest in any other corporation, partnership, company limited as to shares or other entity.

     (c) AUTHORITY, NO CONFLICT

          Each of the Sellers has all necessary power and authority to execute, deliver and perform this Agreement and any other agreements contemplated hereby to which he will become a party.

          Neither the execution and delivery of this Agreement or of any other agreements contemplated herein nor the consummation or performance of any of the other agreements contemplated by this Agreement will directly or indirectly:

          (i) violate, conflict with, or give any governmental body or other person a right to challenge, in full or in part, any of the transactions contemplated under this Agreement under any applicable law or regulation or any order or judicial or administrative decision to which the Sellers or the Company are subject;

          (ii) violate, conflict with the terms of, or give any governmental body a right to revoke, suspend, or modify any governmental authorization held by the Company;

          (iii) violate, conflict with, or give any person the right to terminate, declare a default or exercise any other remedy under, any agreement to which the Company is a party; and

          (iv) result in the creation or imposition of any lien or other charge on any asset of the Company .

     (d) CAPITALIZATION

          The Company has the following capital structure: a paid-up capital of EUR 33'800.-- (thirty-three thousand eight hundred Euros) divided into 33'800 Quotas of EUR 1.-- each. The Quotas represent 100% of the capital of the Company.

     (e) CAPITAL PAID-UP

          All the issued and outstanding Quotas of the Company are duly and validly authorized, issued and fully paid-up.

     (f) NO RIGHTS OF THIRD PARTY OVER QUOTAS

          There is no option, warrant, conversion privilege, pledge, right of pre-emption, right to acquire, right of first refusal, right of first offer or similar or analogous right over or affecting the Quotas or any equity rights of the Company, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

     (g) FINANCIAL STATEMENTS

          The Sellers have delivered to the Purchaser the Accounts as well as the Financial Reports, all as set forth in Exhibit 4.02(g)(1).

          The Accounts have been prepared in accordance with the Italian GAAP, i.e., the provisions of Italian law and generally accepted accounting principles in Italy, applied consistently throughout the last three business years. The Accounts are correct and complete and give a true and fair view of the financial condition and the results of operations of the Company. The assets are neither individually, nor collectively overvalued and the liabilities are not undervalued or unaccounted for.

          The Financial Reports have been prepared with due care and in good faith for the purposes of management support in accordance with Italian GAAP consistently applied and give a true and fair view of the financial condition and results of operations of the Company.

          All disclosed and paid dividends since December 31, 2002, are set forth in Exhibit 4.02 (g) (2).

     (h) NO UNDISCLOSED LIABILITIES

          The Accounts and the Financial Reports contain all actual, conditional and contingent liabilities and all accruals and reserves that, according to the provisions of Italian law and Italian GAAP should be contained therein. As of the date hereof, there exist no liabilities of the Company other than those set out in the Accounts and the Financial Reports, with the exception of liabilities which have been incurred in the ordinary course of Business since May 31, 2003.

     (i) ACCOUNTS RECEIVABLE; TRADE ACCOUNTS PAYABLE AND OTHER ACCOUNTS PAYABLE

          Exhibit 4.02(i)(a) sets forth a true, accurate and complete aging schedule of all Accounts Receivable of the Company outstanding on the day immediately prior to the Closing Date. All outstanding Accounts Receivable of the Company, have arisen out of bona fide transactions in the ordinary course of Business and will be collected at their recorded amounts, subject only to the reserve for bad debts on the face of the Balance Sheet included in the Accounts, by December 31, 2003.

          Exhibit 4.02 (i) (b) sets forth a true, accurate and complete aging schedule of all Trade Accounts Payable of the Company on the day immediately prior to the Closing Date.

          Exhibit 4.02 (i) (c) sets forth a true, accurate and complete schedule of all Other Accounts Payable of the Company at June 30, 2003.

     (j) CAPITAL IMPROVEMENTS

          There are no capital improvements or purchases or other capital expenditures (as determined in accordance with the provisions of Italian law and Italian GAAP) which the Company has committed to or contracted for and which have not been completed prior to the date hereof and the costs and expenses (including professional fees and charges) reasonably estimated as being required to complete such transactions.

     (k) INVENTORY

          The inventory of supplies and finished goods of the Company consists of items sold to the Company by the Purchaser and others. The quantity and quality of the items of the inventory reflected in the accounting books is correct, subject only to any reserve for inventory on the face of the Balance Sheet included in the Accounts and is merchandable and fit for particular use.

     (l) ABSENCE OF CHANGE

          Except as set forth on Exhibit 4.02(l), since December 31, 2002, there has not been any:

          (i) change in the financial condition, assets, liabilities, personnel or operations of the Company or in its relations with suppliers, customers, lessors or others, other than changes in the ordinary course of Business;

          (ii) changes which have had or could have a Material Adverse Effect on the Business or the Company;

          (iii) damage, destruction, loss, or other action which may give rise to any liability or obligation of the Company (whether or not covered by insurance) adversely affecting their assets;

          (iv) Indebtedness for Borrowed Money incurred by the Company, or forgiveness or cancellation of indebtedness owed to the Company or waiver of any claims or rights by the Company with regard to such indebtedness;

          (v) increase in the compensation or benefits paid or payable by the Company to any of their officers or employees or agreement to do the same;

          (vi) dividend, distribution or other disposition or any transfer, lease, license of assets of the Company to the Sellers;

          (vii) encumbrances placed on or created or extended over any of the assets of the Company;

          (viii) amendment or termination of any lease, contract, license or other agreement of the type described in Section 4.02 to which the Company is a party, other than in the ordinary course of Business;

          (ix) change in the collection, payment or credit practices of the Company or in the accounting practices, procedures or methods of the Company, including, without limitation, any increase or acceleration in the collection of Account Receivables, or any delay or increase in the time of payment of accounts payable;

          (x) agreement, arrangement or transaction, other than in the ordinary course of Business consistent with past practice and of an entirely arm's length nature, between the Company and (i) any of the Sellers or the Sellers' controlling person, (ii) any officer or employee of the Company, or (iii) any other person or entity affiliated with or related to one or both of the Sellers or an officer or employee of such entity; and

          (xii) notice given by any supplier or customer of the Company that they intend to terminate or by which they terminate a current contractual relationship with the Company.

     (m) INSOLVENCY

          (i) No order has been notified and no resolution has been passed for the winding up of the Company for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

          (ii) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

          (iii) The Company is not insolvent, unable to pay its debts and has not stopped paying its debts as they fall due.

          (iv) No unsatisfied judgement is outstanding against the Company.

          (v) To the Best Knowledge of the Sellers, there are no reasons that any of the events described under Section (m) above shall occur.

     (n) TAXES

          (i)  Filing of Returns

               The Company has filed when due, correct and accurate returns for Taxes and has otherwise complied in all respects with requirements relating to the filing of Tax returns and the supply of all information required to be supplied to any tax authority.

          (ii) Payment of Taxes

               The Company has complied with all and any requirements relating to the payment of Taxes, of whatever nature, including interest and penalties, if any.

          (iii) Tax Provisions

               The Company has paid and, if not paid, established adequate provisions in the Accounts for the year 2002 and in the Financial Reports for any period thereafter for all Taxes of whatever nature that may be assessed or computed on the results, operations or transactions of the Company for all periods prior to the date hereof, regardless of the financial period during which such Taxes may become due and payable.

               For the Company, the amount of the provision for deferred Taxes in the Audited December 2002 Balance Sheet is adequate and fully in accordance with Italian law and Italian GAAP and practices commonly adopted by companies carrying on businesses similar to those carried on by the Company.

               The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the latest Accounts.

          (iv) No Dispute

               The Company is not subject to formal proceedings or investigations related to Taxes (except for requests for additional information) by the respective authorities and no such proceedings are threatened against the Company.

          (v) No Withholding Tax on Dividends

               The Company has not distributed or caused to be distributed, any hidden dividend, nor distributed or granted any other benefit to the Sellers or any other person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.

          (vi) No Adverse Tax Consequences

               The acquisition of the Quotas by the Purchaser will not give rise to any adverse tax consequences for the Company.

     (o) ENVIRONMENT

          The Company conducts and has always conducted its activities in conformity with Environmental Law. Until and including the date hereof, the Company has complied with and not violated any Environmental Law in all material respects at the time when such law was applicable. No action has been undertaken or, threatened to be undertaken by Italian or foreign authorities with respect to Environmental Law which could have a materially adverse effect on the Company. No facts, events or conditions in existence on or prior to the date hereof and relating to the past or present facilities, properties or operations of the Company will give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Law, or give rise to any other liabilities for onsite or offsite releases of hazardous materials, substances or wastes, personal injury, contamination of soil, water, air or groundwater, property damage or damage to natural resources, pursuant to Environmental Law.

     (p) REAL PROPERTY

          The Company owns no real property.

          Exhibit 4.02(p) sets forth a complete and correct list of the Leased Real Property, i.e., all real property and premises leased in whole or in part (including droits reels like superficies, droits de superficie and similar rights) by or to the Company, as of the date of this Agreement.

          The lease contracts to which the Company is a party as tenant as of the hereof and as of the Closing Date allow unencumbered use of the leased property in accordance with the terms and conditions of such lease contracts. None of the lease contracts is terminable by any third party, or would be breached, in both cases, as a result of the transactions contemplated by this Agreement.

          Each lease of premises utilized by the Company is legal, valid and binding, as between the Company and the other party or parties thereto, and the Company is tenant in good standing thereunder, free of any default or breach and quietly enjoys the premises provided for therein. Each rental and other payment due from the Company thereunder has been duly paid; each act required to be performed by the Company which if not performed would constitute a breach thereof has been duly performed; and no act forbidden to be performed by the Company has been performed thereunder.

          All buildings occupied by the Company have been constantly maintained in accordance with past practice of the Company and in accordance with any applicable lease. None of such premises or properties has been condemned or otherwise taken by public authority and no such condemnation or taking is threatened or contemplated. The Company has all required legal or governmental approvals for each of the properties, leased, used or occupied by it.

     (q) CONDITION OF PERSONAL PROPERTY AND ASSETS

          The equipment, personal property and other tangible assets (other than inventory) owned by the Company are owned free of third party rights and are in good repair and operating condition, normal wear and tear excepted; have been maintained regularly in accordance with past practice of the Company and reasonably in accordance with any applicable manufacturer's guidelines; and may be used for their intended purpose in the normal course of the Business. In the Financial Reports, the assets are valued in accordance with Italian GAAP consistently applied, and the assets and the inventory are not over-valued.

     (r) INTELLECTUAL PROPERTY RIGHTS

          (i) The Company owns and possesses all right, title and interest in and to, or has a written, enforceable license to use, all of the Intellectual Property Rights necessary for the operation of the Business free and clear of all liens, security interests, restrictions and encumbrances.

          (ii) Exhibit 4.02(r) (ii) is a complete and correct list of the Registered Trademarks, i.e., all the trademarks that are part of the Intellectual Property Rights and that the Company has registered in Italy and abroad.

          (iii) No claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights, including the Registered Trademarks, owned or used by the Company has been made, is currently outstanding or, to the Best Knowledge of the Sellers, is threatened, and there are, to the Best Knowledge of the Sellers, no grounds for such claim.

          (iv) The Company has not received any written notices of, nor is it aware of any facts which indicate a likelihood of, any infringement or misappropriation of, or other conflict with any third party with respect to, any Intellectual Property Rights, owned or used by the Company, nor has the Company received any claims of infringement or misappropriation of, or conflict with, any Intellectual Property Rights of any third party.

          (v) The Company has not infringed, misappropriated or otherwise acted in conflict with any Intellectual Property Rights of any third party, nor is any Seller aware, to their Best Knowledge, of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as conducted.

          (vi) All Intellectual Property Rights owned or used in connection with the Business will be owned by or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all reasonable actions to preserve the value of and to ensure the continuous protection of the Intellectual Property Rights and their rights therein.

     (s) CONTRACTS

          Exhibit 4.02(s) sets forth a complete and correct list, of all (written or oral) contracts, agreements, commitments, instruments or other consensual obligations to which the Company is a party or by which the Company, or any of the assets of the Company is bound or liable (excluding customary inventory purchase orders in the ordinary course of Business) and:

          (i) which each involve a yearly aggregate consideration of EUR 10'000 or more;

          (ii) which evidence or provide for the borrowing of any indebtedness of the Company, excluding lease agreements;

          (iii) which guarantee the performance, liabilities or obligations of any other person (whether legal or natural);

          (iv) which restrict the ability of the Company to conduct any business activities;

          (v)  which are not in the ordinary course of the Business;

          (vi) which are terminable by any third party, or which would be breached, in both cases, as a result of the transactions contemplated by this Agreement;

          (vii) which relate to Intellectual Property Rights owned by the Company or which relate to Intellectual Property Rights licensed, assigned, sold, transferred, or conveyed by or to the Company in connection with the Business;

          (viii) which are concluded for a period of more than one year or cannot be terminated on a one-year notice; or

          (ix) which are otherwise material to the Business.

     The agreements listed under Section 4.02(s) are collectively referred to as the Significant Agreements. The Company is not in breach of any of the Significant Agreements, nor, to the Best Knowledge of the Sellers, is any third party in breach of the Significant Agreements or has repudiated any provision of the Significant Agreements and no event has occurred which with notice, lapse of time or both would constitute a breach or default or permit termination, modification or acceleration of any such Significant Agreement.

     (t) CUSTOMERS

          Exhibit 4.02(t) lists the 10 largest customers of the Company for each of the last two fiscal years and for the interim period ended on the date of the latest Financial Report and sets forth opposite the name of each such customer the percentage of net sales by the Company attributable to such customer for each such period. No customer listed on Exhibit 4.02(t) has indicated that it will stop or decrease the rate of business done with the Company as a result of the transactions contemplated by this Agreement or otherwise, it being specified that Sellers do not make any representation or warranty, neither expressly nor implicitly, on the continuation of the relationships between the Company and its present customers.

     (u) SUPPLIERS

          Exhibit 4.02(u) lists the 10 largest suppliers of the Company for each of the last two fiscal years and for the interim period ended on the date of the latest Financial Report and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company attributable to such supplier for each such period. Except with respect to the Purchaser, no supplier listed on Exhibit 4.02(u) is a sole source of supply for the Company. No supplier listed on
          Exhibit 4.02(u) has indicated that it will stop or decrease the rate of business done with the Company as a result of the transactions contemplated by this Agreement or otherwise, it being specified that Sellers do not make any representation or warranty, neither expressly nor implicitly, on the continuation of the relationships between the Company and its present suppliers.

     (v) LITIGATION

          Except as set forth on Exhibit 4.02(v), there is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Italian or foreign governmental commission, court, tribunal or arbitral body by or against the Company or any of its assets or properties pending, or, to the Best Knowledge of the Sellers, threatened to be brought against the Sellers or any of the Company's officers or staff relating to the Business, by or before any Italian or foreign governmental commission, court, tribunal or arbitral body nor, to the Best Knowledge of the Sellers, do any circumstances exist, which are likely to give rise to any such claim, action suit, arbitration, inquiry, proceedings or investigation. Except as set forth on Exhibit 4.02(v), there are no claims of whatever nature against the Company by any former directors, officers, or employees of the Company and there are no circumstances which are likely to give rise to any such claim.

     (w) COMPLIANCE WITH LAWS

          The Business has been conducted in compliance with all laws and regulations of local, republican and foreign governmental authorities applicable to the Company. The Company possesses, and is in compliance with, all licenses, permits, approvals and other governmental authorizations necessary to the conduct of the Business, and there is no reason or circumstance which indicates that such licenses, permits, approvals and authorizations are likely to be revoked or confer a right of revocation.

     (x) INSURANCE

          The Company has entered the insurance contracts listed in Exhibit 4.02
          (x). The Company has not received any notice or other communication from any insurance company within three years prior to the date hereof cancelling or amending such policies or substantially increasing the annual or other premiums payable under any of said insurance policies and no such cancellation or amendment is threatened.

          All premiums pertaining to the insurance policies have been paid as they fell due, or are duly provided for in the Accounts. No policy has expired without having been renewed.

     (y) EMPLOYEES

          Exhibit 4.02(y) is a complete and correct list of all employees of the Company as of the date of this Agreement. This list contains details about salary (including benefits in kind), age, seniority, length of service, notice periods for termination, right to severance pay and to bonus.

          Each contract of employment to which the Company is a party can be terminated by the Company, in accordance with the provisions of Italian Law and the collective bargaining agreement. In case of termination there are no damages or compensation to be paid to the employees other than the ones payable under Italian Law or the collective bargaining agreement. None of the employment contract provides the employee with further rights than those he has under under Italian Law or the collective bargaining agreement.

          To the Best Knowledge of the Sellers, no employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment, whether as a result of the transactions contemplated by this Agreement or otherwise, it being specified that Sellers do not make any representation or warranty, neither expressly nor implicitly, on the continuation of the employment relationships between the Company and its present employees. The Company has complied at all times with all applicable laws relating to employment and employment practices and those relating to the calculation and payment of wages, including but not limited to overtime, maximum hours of work, equal employment opportunity (including laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age or otherwise), and other hiring practices, and occupational safety and health requirements. No employee of the Company is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

     (z) PROFESSIONAL AND SOCIAL WELFARE

          Any and all returns and reports related to Social Security Contributions that are required to be filed with respect to the Company prior to the date hereof have been timely and correctly filed. The Company has paid in full any and all Social Security Contributions as and when due. No social security authority is now asserting any deficiency or claim for additional Social Security Contributions (or interest thereon or penalties in connection therewith) and any and all Social Security Contributions which (although not due) have accrued on the basis of the salaries to be paid until the date hereof, have been fully provisioned.

          To the Best Knowledge of the Sellers, there are no facts or circumstances existing or having arisen prior to the date hereof which have or may lead to a re-assessment by any social security authority of Social Security Contributions to be made by the Company relating to any period prior to the date hereof.

          There is no pension fund due except for TFR, which has been timely and fully paid or reserved for in the Accounts or in the Financial Reports.

     (aa) NO COLLECTIVE BARGAINING

          There is no collective bargaining or other union agreement or arrangement (whether binding or not) other than the applicable collective agreements as per Italian Law to which the Company is a party or by which the Company is bound or which is currently being negotiated and no dispute between the Company and any trade union or other organization formed for a similar purpose is existing, pending or threatened. The Company does not have any labor relations problem pending or, to the Best Knowledge of the Sellers, threatened and its labor relations are satisfactory. There are no workers' compensation claims pending against the Company, nor does any Seller have any knowledge of any facts that would give rise to such a claim.

     (bb) AGENTS AND CONSULTANTS

          To the Best Knowledge of the Sellers, no sales agent, sales representative or distributor of the Company has any plans to terminate his, her or its relationship with the Company, whether as a result of the transactions contemplated by this Agreement or otherwise, it being specified that Sellers do not make any representation or warranty, neither expressly nor implicitly, on the continuation of the relationships between the Company and its present sales agents, sales representatives or distributors.

          Exhibit 4.02(bb) is a complete and correct list of all agent and consultants of the Company as of the date of this Agreement. This list contains details about fees, (including benefits in kind), nature of services, exclusivity (if any), notice periods for termination (if any), right to payments. Except for contracts listed in Exhibit 4.02(bb) under the heading Consulting and Agent Agreement with Termination Payments, each consulting agreement and agent contract to which the Company is a party can be terminated by the Company, as the case may be, without damages or compensation (other than that payable by law) by giving notice of termination in accordance with the notice periods provided for by law.

     (cc) ACCURACY OF INFORMATION

          None of the representations, warranties or statements contained in this Agreement or in the Exhibits hereto contains any untrue statement of a fact or omits to state any fact necessary in order to make any of such representations, warranties, statements or information true and not misleading as of the date of this Agreement and as of the Closing Date. All information required to be provided by the Sellers, the Company or its respective agents pursuant to the terms of this Agreement is true, complete and correct as of the date hereof and as of the Closing Date.

     (dd) TERMINATION OF AGREEMENTS BETWEEN THE COMPANY AND THE SELLERS

          As of the date hereof, except for the agreements listed in Exhibit 4.02(dd) and otherwise contemplated by this Agreement, the Sellers have terminated all agreements existing between the Company, on the one hand, and the Sellers or any persons, companies, partnerships or other legal or business entities with which any of the Sellers is affiliated or related (except for the Company), on the other hand, unless the continuation of such agreement is approved by the Purchaser in writing before the Closing Date or specifically contemplated by this Agreement. The termination of such agreements does not oblige the Company to make any payments in compensation of such termination, such as for example severance payments or any payment for a notification period extending beyond the date of this Agreement.

     (ee) ABSENCE OF QUESTIONABLE PAYMENTS

          Neither the Company, nor current or former director, officer, agent or employee of the Company nor other person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the laws of any national, federal, state, local or foreign jurisdiction. Neither the Company nor any current director, officer, agent or employee of the Company has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     (ff) BROKERAGE

          No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of the Company or any Seller for which Purchaser or the Company is or could become liable or obligated.

                             ARTICLE V - COVENANTS

SECTION 5.01 COVENANT NOT TO COMPETE AND NOT TO SOLICIT


     For the purpose of assuring to the Purchaser the full benefit of the Business and goodwill of the Company, each of the Sellers severally but not jointly undertakes by way of further consideration for the obligations of the Purchaser under this Agreement and as a separate and independent agreement that each Seller:

     (i) will at no time after the Closing disclose to any person or use for any purpose (i) any information concerning the business, accounts or finances of the Company, (ii) any information relating to the Company's clients, agents, consultants or affairs of which such Seller has knowledge;

     (ii) will use his or its best endeavors to prevent the publication or disclosure of the information described in Section 5.01(i);

     (iii) will not, directly or indirectly, use the word "Filsport" as part of a corporate name, internet domain name (including e-mail address), trademarks, or any other intellectual property rights. In particular, Mr. Fasoli undertakes to change the name of "Filsport Services" to a name that will not contain the word "Filsport", at the latest by September 15, 2003;

     (iv) for the following periods:

          (1)  three years from the Closing Date, as to Raffaelle Fasoli, and

          (2) the longer of three years from the Closing Date or two years after termination of his service to the Company under the Riccardo Castelnuovo Consultant Agreement as possibly renewed, as to Riccardo Castelnuovo, either on his or its own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company or any member of the Purchaser's group of companies as then constituted, any person who is, or has during the immediately preceding three years been, an employee, a manager, a customer or an agent of the Company to terminate his or her employment relationship with the Company, or in the habit of dealing with the Company or any member of the Purchaser's group of companies as then constituted; and

      (v) for the periods set out in Section 5.01(iv) above he will not, alone, or jointly with, or as manager, agent for, customer or employee of any person directly or indirectly carry on or be engaged, concerned or interested in (i) the Business; or (ii) any business competitive with the Business, with the understanding that this undertaking is assumed by: (1) Raffaele Fasoli with respect to the Business carried on by the Company at the Closing Date as specified in Article 1 - Definitions, and (2) Riccardo Castelnuovo with respect to the Business carried on by the Company at the Closing Date as well as with respect to any other business possibly developed by the Company from the Closing Date until the time of termination of his service to the Company, under the Riccardo Castelnuovo Management Agreement as possibly renewed.

     The Sellers recognize that the activities by the Sellers proscribed by this
Section 5.01 may result in irreparable damage and harm to the Purchaser and therefore the Sellers agree to pay a penalty amounting to Euros 100'000 (one hundred thousand Euros) for each breach or violation of their obligation under this section 5.01. Notwithstanding the preceding sentence, the Sellers hereby recognize and acknowledge that the Purchaser may in addition and at its election institute and prosecute proceedings: (a) to obtain damages for such activities proscribed by this Section 5.01, (b) to seek penalty payment pursuant to the preceding sentence, (c) to obtain specific performance by the Sellers of this
Section 5.01 (including through provisional or pre-provisional proceedings), (d) to enjoin the Sellers from engaging in the activities proscribed in this Section
5.01 (including through provisional or pre-provisional proceedings) or (e) to pursue any one or more of the foregoing or any other remedy available to the Purchaser under applicable law. The Purchaser shall not, by seeking or obtaining such relief, be deemed to have precluded itself from obtaining any other relief to which it may be entitled.

SECTION 5.02 WAIVERS; PAYMENT OF INDEBTEDNESS

     To assure that Purchaser obtains the full benefit of this Agreement, effective as of the Closing Date, each Seller waives any claim it might have against the Company, whether arising out of this Agreement or otherwise and specifically including, without limitation any claim to any distribution or dividend whether or not declared or paid, and irrevocably offers to terminate any contract between such Seller and the Company at no cost to the Company. Sellers will cause each Seller, the members of the immediate family of each Seller and any person controlled by any Seller to repay, in full, prior to the Closing, all indebtedness owed to the Company by such Person. Effective as of the Closing Date, each Seller agrees that such Seller will not make any claim for indemnification against the Company or any Subsidiary by reason of the fact that such Seller was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity for any loss (whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any litigation (whether such litigation is pursuant to this Agreement, applicable Law or otherwise) and waives and releases any claim for indemnification such Seller may have against the Company.

                         ARTICLE VI - INDEMNIFICATIONS

SECTION 6.01 INDEMNIFICATION BY THE SELLERS


     The Sellers shall on a pro-rata of the split of the Purchase Price as set forth in Section 2.01 indemnify and hold harmless the Purchaser from and against any and all losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorney's fees incurred by the Purchaser or the Company in connection, directly or indirectly, with (i) a breach of or inaccuracy in the representations and warranties contained in Section 4.02 of this Agreement or (ii) a breach of or inaccuracy in any of the other agreements and covenants contained in this Agreement, and (iii) a breach of any obligation contained in any agreement contemplated to be entered into in connection with this Agreement (collectively, the "Damages"), provided, however, that any breach of the non-compete and non-solicit covenant set forth in Section 5.01 shall be indemnified exclusively pursuant to the terms of that Section 5.01.

     Articles 201 and 210 of the Swiss Code of Obligations shall not be applicable to any claim arising out of or in connection with the Agreement.

     After the Closing, Article 24 Al.1 Ch.4 of the Swiss Code of Obligations shall not be applicable. Sellers shall indemnify Purchaser, as provided for in this Article VI, only against Damages definitely ascertained and/or paid by the Company, or which result to be the object of a definitive payment's obligation of the Company, with express exclusion of any potential Damages.

     The Purchaser shall have the right to direct the Sellers to pay any amount directly to the Company.

SECTION 6.02 INDEMNIFICATION BY THE PURCHASER

     The Purchaser shall indemnify and hold harmless the Sellers from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorneys' fees incurred by the Sellers by reason of or resulting from a breach of or inaccuracy in the representations and warranties contained in Section 4.01 of this Agreement.

SECTION 6.03 DEDUCTIONS FROM PAYMENTS

     (i) All sums payable under this Article VI shall be paid free and clear of all deductions, withholdings, Taxes whatsoever, except as may be required by law.

     (ii) If any deductions or withholdings are required by law to be made from any of the sums payable under this Article VI, the paying party shall be obliged to pay the receiving party such sum as will, after the deduction or withholding has been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

     (iii) If any Taxes shall be payable by the receiving party on any sum payable under this Article VI, the paying party shall be obliged to pay to the receiving party such sum as will, after the payment of such Taxes has been made by the receiving party, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to pay Taxes.

SECTION 6.04 LIMITATION IN TIME

     (i) A party to this Agreement may request indemnification as provided in this Article VI or claim for breach of a warranty contained in Article IV until December 31, 2005, provided that in the case of a breach of the Sellers' representations or warranties set forth in Section 4.02(n) and Section 4.02(y), the Purchaser may request indemnification from the Sellers until the expiration of the applicable statutory limitation period in the relevant statute of limitations (or comparable statute) in each relevant jurisdiction, plus 60 days. The above periods are collectively referred to as the Indemnification Periods and each an Indemnification Period.

     (ii) If reasonable details of any claim have been given by the party claiming indemnification under this Agreement to the other party within the Indemnification Period and in conformity with Section 6.07 (if applicable), the delivery of these details to the other party shall be considered a call for indemnification and the right to request indemnification shall not lapse with regard to such claim.

SECTION 6.05 LIMITATIONS ON AMOUNT

     (a) SELLERS

          The Sellers (and the Company with respect to indemnification to be paid before the Closing) shall have no liability with respect to matters described in Section 6.01 until the Purchaser has suffered Damages in excess of EUR 75,000 (the "Threshold") in the aggregate, at which point the Sellers will be obligated to indemnify the Purchaser from and against that portion of the amount of Damages from the first Euro. The total indemnification shall not exceed the Purchase Price. The limitations contained in this Section 6.05 shall not apply to any liability arising out of the fraud or wilful misconduct of a Seller.

          The amount of Sellers indemnification shall be equal to 100% of the amount of the Damages resulting after deduction of:

     (i) the amount of the specific provisions in respect of the matter originating the Damages included in the Audited December 2002 Balance Sheet and/or in the Financial Reports;

     (ii) the amount of any insurance proceeds recovered and, in general, any recoveries payable by and recovered from third parties with respect to such matter originating the Damages;

     (iii) the amount of any effective Tax benefit deriving to the Company for the entry in its accounts of the cost associated with any such Damages net of any Tax burden possibly deriving to the Company for the payment by Sellers of the indemnification to the Company.

     (b) PURCHASER

          The Purchaser will have no liability with respect to the matters described in Section 6.02 until the Sellers have suffered damages in excess of the Threshold in the aggregate, at which point the Purchaser will be obligated to indemnify the Sellers from and against all such damages from the first Euro.

     (c) THIRD PARTY CLAIMS

          Promptly after a Party entitled to indemnification under this Article VI (an Indemnified Party) shall have received notice (an Indemnification Notice) of the commencement of any action by any third party in respect of which the Indemnified Party will or may seek indemnification under this Article VIII or shall have discovered other facts that the Indemnified Party believes give rise to a right to indemnity under this Agreement, the Indemnified Party shall notify the party providing the indemnification hereunder (the Indemnifying Party) thereof in writing pursuant to Section 7.02 but no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it has to the Indemnified Party except if and to the extent that the Indemnifying Party shall have been materially prejudiced thereby. In making any claim under this Section 6.04, the Indemnified Party will specify with reasonable particularity the item or items giving rise to the claim and the basis of the claim.

          The Indemnified Party shall be entitled to defend lawsuits or actions (including, without limitation, all administrative appeals, proceedings, hearing and conferences with any tax authority and all aspects of any litigation relating to taxes) and to employ and engage attorneys of its own choice to adequately handle and defend the same. The fees of such attorneys shall be borne by the Indemnifying Party.

          The Indemnifying Party shall have the right to employ its own, separate counsel who may give non-binding advice to the Indemnified Party and shall have the right to be consulted by the Indemnified Party in the defence of such lawsuit or action, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party.

          The Indemnifying Party shall co-operate in all respects with the Indemnified Party and its attorneys in the investigation, trial and defence of such lawsuit or action and any appeal arising therefrom.

          The Indemnified Party shall, in conducting any relevant lawsuit or action, take into account the reasonable interests of the Indemnifying Party.

          The Indemnified Party shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.

SECTION 6.06 ADJUSTMENT OF INDEMNITY PAYMENT -- ACCOUNTS RECEIVABLE

     If any amount is paid by an Indemnifying Party pursuant to this Article VI in respect of any item, then to the extent that the Indemnified Party later recovers in respect of such item an amount which, when added to the indemnification payment previously received in respect thereof pursuant to this
Article VI, exceeds the amount which the Indemnified Party was entitled to receive in respect of such item in accordance with the terms hereof, the Indemnified Party will pay to the Indemnifying Party promptly the amount of such excess.

     It is further agreed that, as to the Accounts Receivable, outstanding as of the Closing Date which have not been paid, notwithstanding all necessary actions taken to obtain such payment, within December 31, 2003, Purchaser shall cause the Company to sell such unpaid Accounts Receivable to Sellers, and Sellers undertakes to purchase them, for a price equal to their face value reduced by the provision for bad debts equal to Euros 130'000 (one hundred thirty thousand Euros).

SECTION 6.07 EFFECT OF KNOWLEDGE ON REPRESENTATIONS AND WARRANTIES

     Unless, and then only to the extent, expressly contained in this Agreement and the Exhibits hereto, no knowledge on the part of the Purchaser, its employees and agents shall limit the Sellers' obligations with respect to, or liabilities for breach of, representations, warranties, disclosures or other obligations hereunder.

SECTION 6.08 EXCLUSIVE REMEDY

     The sole and exclusive remedy of any party for any misrepresentation (excluding fraudulent or intentional misrepresentation) or any breach of a warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article VI, provided, however, that the Purchaser shall be entitled to specific performance and injunctive relief where available by applicable law. It is further understood that after, and only after, the Closing, the Parties may not rescind this Agreement and agree to exclude the application of Article 24 Al. 1 Ch. 4 of the Swiss Code of Obligations. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement.

                          ARTICLE VII - MISCELLANEOUS

SECTION 7.01 SELLERS' RIGHTS

     The Sellers shall exercise all their rights jointly and each of the Sellers hereby acknowledges and undertakes that all and any rights granted to the Sellers under this Agreement shall be exercised solely by Mr. Raffaele Fasoli and that any notice of exercise of right, claim, settlement, discharge or acknowledgement made by Mr. Raffaele Fasoli shall be deemed to be made by the Sellers collectively.

SECTION 7.02 NOTICES

     All notices, requests, demands, waivers and other communications (together "Notices"), required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail or by telecopy with a confirmation by registered mail, as follows:

     (a) IF TO THE SELLERS, TO:

         Riccardo Castelnuovo
         Via Matteotti 40
         21010 Golassecca (VA)
         Italy
         and to
         Mr. Raffaele Fasoli
         Via Turati 34
         28924 Verbania Fontotoce (VB)

         WITH A COPY TO:

         Mr Alessandro Marena
         Marena, Bonvicini, Aghina e Ludergnani
         Via degli Omenoni, 2
         20121 Milano
         Facsimile: 0039 02/72023904

     (b) IF TO THE PURCHASER, TO:

          Compex S.A.
          Attn.: Mr. Serge Darcy
          Zone Industrielle "Larges Pieces"
          Chemin du Devent
          1024 Ecublens/VD
          Switzerland
          Facsimile: + 41 21 695 23 61

           WITH A COPY TO:
           Lenz & Staehelin
           25 Grand-Rue
           CH-1211 Geneva 11
           Attn: Andreas Rotheli
           Facsimile: +41 22 318 71 26

or to such other substitute person or address as any Party shall from time to time specify by notice in writing to the other Party.

     Notices and communications made by telecopy shall be deemed to be received on the date of dispatch provided that an answer-back confirmation is available, irrespective of the date of receipt of the confirmation by registered mail. Notices given by registered mail only are deemed to be received upon delivery to the addressee.

SECTION 7.03 ENTIRE AGREEMENT

     This Agreement (including the Exhibits which are part of this Agreement, and documents and agreements to be delivered in accordance with this Agreement) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and undertakings, oral or written, between the Parties hereto with respect to the subject matter hereof.

SECTION 7.04 SEVERABILITY OF PROVISIONS

     If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

SECTION 7.05 BINDING EFFECT, BENEFIT

     With the exception of Section 6.01, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.06 ASSIGNABILITY

     Neither Party may assign this Agreement and all or part of any of their rights under this Agreement without the prior written consent of the other Party.

SECTION 7.07 AMENDMENT AND MODIFICATION; WAIVER

     This Agreement may be amended or modified by a written instrument duly executed by the Purchaser and the Sellers at any time with respect to any of the terms contained herein. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or a waiver of any other provision of this Agreement.

SECTION 7.08 ANNOUNCEMENTS

     (a) EMPLOYEES

          The transactions contemplated by this Agreement shall not be announced to the employees of the Company prior to the issuance of the press release or public announcement set forth in Section 7.08(b). The form of the announcement to the employees of the Company shall be in a form to be agreed upon by the parties and in accordance with applicable laws.

     (b) PRESS RELEASE AND PUBLIC ANNOUNCEMENTS

          No announcement concerning this sale and purchase or this Agreement shall be made before, on or after Closing by any party to this Agreement except as required by law or any competent regulatory authority or with the written approval of the other party hereto (such approval not to be unreasonably withheld or delayed).

SECTION 7.09 CONFIDENTIALITY

     The Parties agree to keep the terms of this Agreement and any information acquired during the course of the negotiations having led to this Agreement strictly confidential.

SECTION 7.10 ADVISER'S FEES; EXPENSES

     Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own fees and costs incident to this Agreement and the transactions contemplated hereby, including those of its financial, technical, legal and other advisers except for the notarial fees and costs relating to the transfer of Quotas which shall entirely be borne by the Purchaser.

     Without prejudice to the foregoing, the Company shall not bear any fees or costs in connection with the transactions contemplated hereby.

SECTION 7.11 APPLICABLE LAW

     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SWITZERLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLE OF CONFLICTS OF LAW THEREOF.

SECTION 7.12 ARBITRATION

     ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHICH CANNOT BE SETTLED BY MUTUAL AGREEMENT BETWEEN THE PARTIES SHALL BE FINALLY SETTLED UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE, PARIS, TO THE EXCLUSION OF THE ORDINARY COURTS, BY A THREE-PERSON ARBITRAL TRIBUNAL (THE "ARBITRAL TRIBUNAL").

     THE ARBITRAL TRIBUNAL SHALL HAVE ITS SEAT IN GENEVA AND THE ARBITRATION PROCEEDINGS, INCLUDING ARGUMENTS AND BRIEFS, SHALL BE CONDUCTED IN ENGLISH.

     THE PARTIES HEREBY WAIVE THE FILING OF THE AWARD WITH THE COMPETENT JUDICIAL AUTHORITY. THE AWARD SHALL BE DELIVERED TO THE PARTIES BY THE ARBITRAL TRIBUNAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE ARBITRAL TRIBUNAL.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


SELLERS:





/s/ Raffaele Fasoli                          /s/ Riccardo Castelnuovo
------------------------------------         -----------------------------------
Raffaele Fasoli                              Riccardo Castelnuovo




PURCHASER:



Compex Italia Srl
Represented by:




/s/ Serge Darcy
------------------------------------
Serge Darcy